Exhibit (a)(5)

FOR IMMEDIATE RELEASE

Certain Funds Affiliated with Apollo Global Management Announce Commencement of Tender Offer for All Outstanding Shares of The Fresh Market

NEW YORK, NY — March 25, 2016 — Certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) announced the commencement of a cash tender offer to purchase all of the outstanding shares of common stock of The Fresh Market, Inc. (NASDAQ: TFM) (“The Fresh Market”). The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) announced by Apollo and The Fresh Market on March 14, 2016 under which certain funds affiliated with Apollo, a leading global alternative investment manager, and certain other investors will acquire The Fresh Market for approximately $1.36 billion.

The $28.50 per share all-cash tender offer represents a premium of approximately 24% over The Fresh Market’s closing share price on March 11, 2016, the last trading day before the announcement of the Merger Agreement, and a premium of approximately 53% over the February 10, 2016 closing share price, the day prior to press speculation regarding a potential transaction, and is being made pursuant to an Offer to Purchase, dated March 25, 2016.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal that set forth the terms and conditions of the tender offer will be filed today by the affiliates of Apollo making the offer. Additionally, The Fresh Market will file with the U.S. Securities and Exchange Commission (the “SEC”) a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of The Fresh Market’s board of directors that The Fresh Market stockholders tender their shares in the tender offer.

The tender offer will expire at 12:00 midnight (New York City time) on April 21, 2016 (one minute after 11:59 P.M. New York City time on April 21, 2016), unless the offer period is extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The completion of the tender offer will be conditioned on The Fresh Market’s stockholders tendering at least a majority of The Fresh Market’s outstanding shares, the expiration or early termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvement Act of 1976, and other customary closing conditions. Ray Berry and Brett Berry, who collectively own through affiliates approximately 9.8% of The Fresh Market’s outstanding shares, have agreed to exchange a portion of their shares (the “Rollover Shares”) for a continued equity investment in the business pursuant to a rollover, contribution and exchange agreement and have agreed not to tender the Rollover Shares in the tender offer.

If, as a result of the tender offer, the Apollo funds and such other investors hold shares (other than Rollover Shares) that represent at least one share more than 50% of all the issued and outstanding shares of The Fresh Market’s common stock, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, The Fresh Market will, as soon as is practicable, merge with a subsidiary of the Apollo funds and such other investors, with The Fresh Market surviving as an indirect wholly owned subsidiary of the Apollo funds and such other investors, under Section 251(h) of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of The Fresh Market.

D.F. King & Co., Inc. is acting as information agent for Apollo in the tender offer. American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone at (800) 283-3192 or banks and brokers may call (212) 493-3910, or by email at infoagent@dfking.com.

About Apollo

Apollo (NYSE: APO), a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Singapore, Mumbai, Delhi, Shanghai and Hong Kong. Apollo had assets under management of approximately $170 billion as of December 31, 2015, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Words such as “believe,” ‘intend,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the Apollo tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of The Fresh Market’s stockholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors may cause The Fresh Market’s actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in The Fresh Market’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2016, and subsequent reports filed by The Fresh Market with the SEC. Copies of The Fresh Market’s filings with the SEC may be obtained, free of charge, from The Fresh Market at ir.thefreshmarket.com or by directing a request to Fresh Market’s Investor Relations, at 336-615-8065 or investorrelations@thefreshmarket.com. or on the SEC’s website at www.sec.gov. In addition, other factors may cause Apollo’s actual results to differ materially from those expressed or implied in the forward-looking statements and such factors are discussed in Apollo’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent reports filed by Apollo with the SEC. Copies of Apollo’s filings with the SEC may be obtained on the SEC’s website at www.sec.gov.

The forward-looking statements included in this announcement are made as of the date hereof. Apollo is not under any obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction commenced by affiliates of Apollo is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials)to be filed by such affiliates of Apollo with the U.S. Securities and Exchange Commission (SEC). In addition The Fresh Market will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, The Fresh Market stockholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 when they become available. The Fresh Market stockholders will be able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, Telephone Number (800) 283-3192 or banks and brokers may call (212) 493-3910, the information agent for the tender offer.

Media Contact:

Apollo Global Management, LLC

Gary M. Stein, 212-822-0467

gstein@apollolp.com

Noah Gunn, 212-822-0540

ngunn@apollolp.com

or

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com